UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Notice of 2009

Annual Meeting

and

Proxy Statement

EnergySolutions, Inc.

423 West 300 South, Suite 200
Salt Lake City, Utah 84101

April 29, 2009

Dear Stockholder,

You are invited to attend the 2009 Annual Meeting of Stockholders to be held at 1:30 p.m. local time on Friday, May 29, 2009, in Washington, D.C.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

R Steve Creamer
Chairman of the Board

Every stockholder's vote is important. If you do not plan to attend the Annual Meeting, please complete, sign, date and return your proxy form, or submit your vote or proxy by telephone or by Internet.

i

Notice of 2009 Annual Meeting of Stockholders

1:30 p.m., May 29, 2009

The Chinese Room
Renaissance Mayflower Hotel
1127 Connecticut Avenue, NW
Washington, DC 20036

April 29, 2009

To the Stockholders:

EnergySolutions, Inc.'s 2009 Annual Meeting of Stockholders will be held in the Chinese Room of the Renaissance Mayflower Hotel, 1127 Connecticut Avenue, NW, Washington, D.C., on May 29, 2009, at 1:30 p.m. local time, to address all matters that may properly come before the Annual Meeting. Following a report on EnergySolutions' business operations, stockholders will vote on:

  (a)
  the election of directors for the ensuing year;

  (b)
  the ratification of the selection of the independent registered public accounting firm for 2009;

  (c)
  the approval of a proposed offer to purchase outstanding stock options for cash; and

  (d)
  such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 8, 2009, will be entitled to vote at the meeting and any adjournments.

Val John Christensen
President

Proxy Statement

EnergySolutions, Inc.

423 West 300 South, Suite 200
Salt Lake City, Utah 84101

This proxy statement is furnished in connection with the solicitation of proxies by EnergySolutions, Inc. (the "Company") on behalf of the Board of Directors for the 2009 Annual Meeting of Stockholders (the "Annual Meeting"). Distribution of this proxy statement and a proxy form to stockholders is scheduled to begin on or about April 29, 2009.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the Annual Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy to the Company to the attention of the Corporate Secretary, EnergySolutions, 423 W. 300 S. Suite 200, Salt Lake City, Utah 84101 by mail or personal delivery prior to the date of the Annual Meeting or by notifying the inspectors of election in writing of such revocation at the Annual Meeting.

Election of Directors

At the 2009 Annual Meeting, eight directors are to be elected to hold office until the 2010 Annual Meeting or until their successors have been elected and have qualified. The eight nominees for election at the 2009 Annual Meeting are listed below with brief biographies. They are all current EnergySolutions directors. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors (the "Board") may nominate as a substitute.

The following biographies of our directors include each person's service on our Board of Directors or on the board of managers of our predecessor, EnergySolutions, LLC.

R Steve Creamer. Mr. Creamer, 57, has been our Chief Executive Officer and a member of the Board of Directors since 2005 and became Chairman of the Board in November 2007. Mr. Creamer joined our predecessor, Envirocare of Utah, in 2005 as its Chief Executive Officer. Mr. Creamer began his career with the State of Utah as an engineer with the Department of Transportation and the Department of Environmental Quality. From 1976 to 1991, he was the President of Creamer and Noble Engineers, a consulting engineering firm. From 1990 to 1997, he was the Chief Executive Officer and minority partner of ECDC Environmental, an industrial waste firm. In 1997, Mr. Creamer co-founded ISG Resources, Inc. after acquiring JTM Industries from Laidlaw where he served as Chief Executive Officer until 2002. In 2002, Headwaters Incorporated acquired ISG, and Mr. Creamer became the Chief Operating Officer and board member of Headwaters Incorporated. In 2003, Mr. Creamer co-founded Western Pacific Group, a small private equity fund focused on making long-term investments in a wide cross section of companies. Mr. Creamer holds a B.S. degree in Civil & Environmental Engineering from Utah State University.

J. Barnie Beasley, Jr. Mr. Beasley, 57, has served on our Board of Directors since October 2008, when he retired as Chairman, President and Chief Executive Officer of Southern Nuclear Operating Company, having served as President and CEO since September 2004 and Chairman since June 2005. Mr. Beasley's career with Southern Nuclear Operating Company began in 1997, where he served as a Vice President and later as Executive Vice President and Chief Nuclear Officer. Prior to Southern Nuclear, Mr. Beasley spent 27 years in various roles with Georgia Power Company. Mr. Beasley graduated from the University of Georgia with a B.S. degree in Engineering. He has held a Senior Reactor Operator's license from the U.S. Nuclear Regulatory Commission, and he currently holds a Professional Engineering License in the State of Georgia as an Electrical Engineer. He is a member of both the Georgia Society and the National Society of Professional Engineers. Mr. Beasley is also a member of the National Nuclear Accrediting Board which is responsible for accrediting nuclear power plant training programs. He previously served on the Board of Directors and several committees for the Nuclear Energy Institute (NEI), including the Board of Directors Executive Committee and the Organization and Compensation Committee. Additionally, he served on the Board of Directors and Audit Committee for the Foundation for Nuclear Studies, a Washington, DC based organization that seeks to promote sound national policy on the use and development of nuclear technologies. Mr. Beasley also previously served on the Board of Directors for the Southeastern Electric Exchange, on the Board of Directors of Junior Achievement of Greater Birmingham, and on the Advisory Board of INROADS/Birmingham, a program that prepares talented minority youth for corporate and community leadership. Mr. Beasley currently serves as Chairman of the University of Georgia Engineering Advisory Board.

Jordan W. Clements. Mr. Clements, 52, has served on our Board of Directors since 2005. Mr. Clements has been the managing partner of Peterson Partners, a Salt Lake City-based private investment firm with over 30 principal investments, since its inception in 1995. Prior to co-founding Peterson Partners, Mr. Clements was a partner at Carr McClellan, a San Francisco Bay Area law firm, where he practiced corporate and business law, for approximately 13 years. His practice focused on building emerging companies in a broad range of industries. He has served on more than a dozen boards of directors of high growth businesses, including current service on Packsize, LLC. Mr. Clements is the founder of Children First Utah, a scholarship foundation for low income children. Mr. Clements received a B.A. in English and a J.D. from Brigham Young University.

E. Gail de Planque. Dr. de Planque, 64, has served on our Board of Directors since our initial public offering in November 2007. Dr. de Planque has been President of Strategy Matters, Inc. since March 2000 and a director of Energy Strategists Consultancy Limited since May 1999, each of which provides consulting services to the energy and nuclear industries. Dr. de Planque has more than 40 years of experience in nuclear physics, regulation and the nuclear industry, and is a Fellow of the American Association for the Advancement of Science, a Fellow and past President of the American Nuclear Society and a member of the National Academy of Engineering. She also has served as a Commissioner with the Nuclear Regulatory Commission and a Director of the Department of Energy's Environmental Measurements Laboratory. Dr. de Planque is a Director of BHP Billiton PLC, BHP Billiton Limited and a member of the Board of Trustees of Northeast Utilities. Dr. de Planque was formerly a Director of BNFL Plc, BNG America, Inc., TXU Corp., and Landauer, Inc. Dr. de Planque received an A.B. cum laude in Mathematics from Immaculata University, an M.S. in Physics from the New Jersey Institute of Technology and a Ph.D. in Environmental Health Science from New York University.

J.I. "Chip" Everest, II. Mr. Everest, 52, has been a member of our Board of Directors since July 2007. From July 2007 through February 2009, Mr. Everest held the office of Vice Chairman of the Company. Prior thereto, Mr. Everest served as our Executive Vice President and Chief Financial Officer from 2005 until August 2007. From 1989 to 1997, Mr. Everest was the Director of Finance and Corporate Development at USPCI, a Union Pacific Corporation hazardous waste company. He became Vice President, Finance at ECDC Environmental in 1992 after its acquisition by USPCI and Laidlaw Environmental. In 1997, Mr. Everest, Mr. Creamer and Dr. Raul Deju founded ISG Resources, Inc. after acquiring JTM Industries from Laidlaw. In 2002, Headwaters Incorporated acquired ISG and Mr. Everest became its Vice President of Corporate Development and Treasurer. In 2003 Mr. Everest and Mr. Creamer founded Western Pacific Group, a small private equity fund focused on making long-term investments in a wide cross section of companies and real estate. Mr. Everest holds a B.B.A. from Southern Methodist University and an M.B.A. from the University of Texas.

Lance L. Hirt. Mr. Hirt, 41, has served on our Board of Directors since 2005 and served as Chairman of the Board until November 2007. Mr. Hirt is a partner at Lindsay Goldberg, a private equity firm with 22 principal investments, primarily in manufacturing, food services, energy services and healthcare companies. Prior to joining Lindsay Goldberg in 2003, Mr. Hirt was a Managing Director at Morgan Stanley's mergers and acquisitions department advising a broad range of general industrial clients. Mr. Hirt began his career as a management consultant at Touche Ross & Co. and subsequently practiced law at Sullivan & Cromwell LLP in New York. Mr. Hirt graduated from Yeshiva College with a B.A. in Economics and received his M.B.A. and J.D. from Harvard University. He currently serves as a Director of Brock Holdings, LLC, Brightstar Corp., PL Olefins LLC, PL Propylene LLC, RECON Holdings I LLC and Scandza AS.

Robert A. Whitman. Mr. Whitman, 55, has served on our Board of Directors since July 2008. Mr. Whitman has been a director of Franklin Covey Co. (NYSE: FC), a global consulting and training company, since May 1997 and has served as Chairman of its Board of Directors since June 1999 and its Chairman and Chief Executive Officer since January 2000. Mr. Whitman served as a director of Covey Leadership Center from 1994 to 1997. Prior to joining the Franklin Covey Co., Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000. Mr. Whitman received his B.A. in Finance from the University of Utah and his M.B.A. from Harvard Business School.

David B. Winder. Mr. Winder, 70, has served on our Board of Directors since our initial public offering in November 2007. Mr. Winder was a certified public accountant with KPMG LLP, as an employee from 1963 to 1972 and as a partner from 1972 until his retirement in 1997. Since his retirement from KPMG, Mr. Winder was Executive Director, Department of Community and Economic Development for the State of Utah from March 1997 to April 2002 and Special Assistant to the Governor of the State of Utah from April 2002 to March 2004, where he was responsible for various projects following the Olympic Games in Salt Lake City. Since November 2002, Mr. Winder also has been a consultant to various for-profit and not-for-profit organizations. Mr. Winder is currently a director and chair of the audit committee of GE Capital Financial, Inc. and of Alsco, Inc., president of the board of directors of the Utah Retirement Systems and Public Employees Health Program, and past president and current chair of the Utah chapter of the National Association of Corporate Directors (NACD). Mr. Winder received his A.B. in Social Sciences from Stanford University with highest honors.

Executive Officers

In addition to R Steve Creamer, whose biographical information is set forth above, the following individuals serve as executive officers of the Company:

Val John Christensen, President. Mr. Christensen, 56, has been our President since December 2008. Prior to this appointment, Mr. Christensen served as an Executive Vice President and our General Counsel and Corporate Secretary from May 2006 to December 2008. From 1989 to 2006, Mr. Christensen served in various executive positions at Franklin Covey Co. (NYSE: FC), a global consulting and training company, eventually as Executive Vice President, General Counsel and Secretary, as well as being a director. Prior to that, he was a partner at the law firm LeBoeuf, Lamb, Leiby & MacRae, where he handled commercial litigation and general business matters in the firm's Salt Lake City office from 1986 to 1989. Mr. Christensen is a director of Dynatronics, Inc. He received a B.A and J.D. from Brigham Young University.

Raul A. Deju, Chief Operating Officer. Dr. Deju, 63, has been Chief Operating Officer since December 2008. Prior to this appointment Dr. Deju served as President and Chief Administrative Officer from October 2006 to December 2008. Before joining EnergySolutions, Dr. Deju served as one of the founders, President and Chief Operating Officer of ISG Resources from 1997 to 2002, which was merged with Headwaters Incorporated, and stayed as President of Headwaters' Resources Group from 2002 to 2004. Prior thereto, he served as Western Regional President of Chemical Waste Management, Inc. and in senior executive positions at International Technology, Inc. (now Shaw Group) and at URS, Inc. Dr. Deju started his professional career with Gulf Oil Co., principally involved with its Uranium Mining subsidiary and later on at the DOE's Hanford Site. Dr. Deju served in Advisory Committee Roles with the U.S. Secretary of Commerce and the U.S. EPA Administrator. Dr. Deju received both his B.S. and his Ph.D. from the New Mexico Institute of Mining and Technology. Dr. Deju has served on the faculty of the University of California, the University of Pittsburgh, St. Mary's College and J. F. Kennedy University's M.B.A. Program and served as Chair of the Bi-national US-Mexico Environmental Committee during the North American Free Trade Agreement's formative process. Dr. Deju was recognized as one of the 25 Most Influential Latinos in the San Francisco Bay Area and has received Congressional, State and City of San Francisco recognitions.

Philip O. Strawbridge, Chief Financial Officer. Mr. Strawbridge, 54, has been an Executive Vice President and our Chief Financial Officer since August 2007. Previously he was the President of our International Group from March 2006 to August 2007. Prior to that, Mr. Strawbridge was the President and CEO of BNG America from October 1999, which was acquired by EnergySolutions in March 2006. From September 1995 through September 1999, Mr. Strawbridge was the Chief Financial and Administrative Officer of OHM Corporation and IT Corporation. From 1986 to September 1995, Mr. Strawbridge held various executive positions at Fluor Corporation, including the Vice President, Government and Power Group. Mr. Strawbridge also held various executive positions with the U.S. General Services Administration from 1978 to 1985. Mr. Strawbridge began his career as a United States Marine and received his B.S. and J.D. from the University of Missouri.

Corporate Governance

Governance Principles

Our Corporate Governance Guidelines and Principles are published in the Investor Relations section of EnergySolutions' website under Corporate Governance at www.energysolutions.com. This section of the website makes available all of EnergySolutions' corporate governance materials, including Board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines and Principles, committee charters and key practices as warranted.

Director Independence

Effective July 31, 2008, as a result of the Company's secondary offering, we ceased to qualify as a "controlled company" as defined in Rule 303A.00 of the NYSE Listing Rules. Therefore, on or before July 31, 2009, we must comply with the requirements of the NYSE Listing Rules with respect to our Board consisting of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and Nominating and Corporate Governance Committee. Currently, the Board has determined that the following four of our eight directors are independent: J. Barnie Beasley, Jr., E. Gail de Planque, Robert A. Whitman, and David B. Winder. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE Listing Rules. Our independence guidelines are set forth in our Corporate Governance Guidelines and Principles. Our independent directors meet our independence guidelines.

All members of our Audit Committee are independent directors, and a majority of members of our Compensation and Nominating and Corporate Governance Committees are independent directors. The Board intends to appoint at least one additional independent director prior to July 31, 2009. Prior to July 31, 2009, an independent director will replace Mr. Hirt on the Compensation Committee, and an independent director will replace Mr. Everest on our Nominating and Corporate Governance Committee, satisfying the independence requirements for these committees pursuant to the NYSE Listing Rules.

Meetings of Non-Management and Independent Directors

Our Corporate Governance Guidelines and Principles provide that the non-management directors will meet without management present no less frequently than four times per year. Additionally, if any of the non-management directors do not qualify as an "independent director" as set forth in the Corporate Governance

Guidelines and Principles, at least two additional executive sessions are held annually, attended only by independent directors. The non-management and independent directors may meet without management present at such other times as determined by a majority of the non-management or independent directors, as applicable, or by the current presiding non-management or independent director. The Company does not have a standing lead independent director. At each meeting of the non-management directors or independent directors, as applicable, the attendees select the director to preside at their next regularly scheduled meeting and any interim special meeting.

Code of Conduct

All directors, officers and employees of EnergySolutions must act ethically at all times and in accordance with the policies comprising EnergySolutions' Code of Business Conduct and Ethics, and the Supplemental Code of Conduct for the CEO and Senior Officers (where applicable) (collectively referred to herein as the "Codes"), both of which are published on EnergySolutions' website at www.energysolutions.com in the Corporate Governance section under Investor Relations and which are available in print to any stockholder upon request. Under the Board's Corporate Governance Guidelines and Principles, any waiver of any ethics policy for any director or executive officer must be approved by the Board and promptly disclosed on EnergySolutions' website. Any and all amendments to the Codes will be published on EnergySolutions' website at the link previously listed. If an actual or potential conflict of interest arises for a director, the director is required to promptly inform the CEO and the Company's General Counsel. If a significant conflict exists and cannot be resolved, the director should resign. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Stockholder and Other Interested Party Communications with the Board of Directors

Stockholders and other interested parties may send communications to the Board, to specified individual directors, or to all non-management directors. Any person wishing to send a communication to any of the foregoing should submit the communication to the Board, the respective person(s), or all non-management directors c/o EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101. All communications received by mail are forwarded to the directors to which they are addressed unless the communications contain information substantially similar to that forwarded by the same person, or an associated person, within the past 90 days.

The Role of Consultants

The Compensation Committee has selected and directly retained the services of Hewitt Associates, an executive compensation consulting firm. No member of the Compensation Committee or any named executive officer has any affiliation with Hewitt. The Compensation Committee may periodically seek input from Hewitt on a range of external market factors, including evolving compensation trends, appropriate comparison companies and market survey data. Hewitt provides general observations on the Company's compensation programs, but it does not determine or recommend the amount or form of compensation for any executives. No member of the Company's executive management, including any named executive officer will have contact or communications with Hewitt unless specifically authorized and overseen by the Compensation Committee.

Consideration of Director Nominees

Stockholder Recommendations

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under Identifying and Evaluating Nominees for Director. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under Director Qualifications below. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as director. This information should be addressed to EnergySolutions, Inc. Attn: Corporate Secretary, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

Director Qualifications

At least annually, our Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating and Corporate Governance Committee's perceptions about future issues and needs. However, while the Nominating and Corporate Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating and Corporate Governance Committee may consider, among other factors, diversity, skill, judgment, integrity, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, high moral character and the absence of any potential conflicts with the Company's interests.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current Board members, professional search firms, stockholders or other persons. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. If a stockholder properly recommends an individual to serve as a director to the Nominating and Corporate Governance Committee, all recommendations are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next Annual Meeting. Any materials provided by a stockholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which will consider the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a stockholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Board of Directors and Committees

Our Board of Directors currently consists of eight directors. The Board held seven meetings during 2008. No member attended fewer than 75% of the Board meetings or committee meetings on which the member serves. It is the Board's policy that the directors should attend our Annual Meeting of Stockholders absent exceptional cause. Messrs. Creamer, Clements, Everest and Winder attended our 2008 Annual Meeting.

The Board has adopted written charters for each of its four standing committees: the Audit Committee, the Compensation Committee, the Corporate Responsibilities Committee, and the Nominating and Corporate Governance Committee. All members of the Audit Committee are independent directors, and the majority of the members of the Compensation and Nominating and Corporate Governance Committees are independent. Because we only ceased to be a "controlled company" on July 31, 2008, pursuant to the corporate governance rules of the NYSE, we are not required to have a majority of "independent directors" on our Board of Directors, or have our Compensation Committee or Nominating and Corporate Governance Committee composed entirely of "independent directors" as defined under the rules of the NYSE until July 31, 2009. Prior to July 31, 2009, the Board intends to appoint at least one additional independent director. Prior to July 31, 2009, an independent director will replace Mr. Hirt on our Compensation Committee, and an independent director will replace

Mr. Everest on our Nominating and Corporate Governance Committee, satisfying the independence requirements of the NYSE Listing Rules.

Audit Committee.

We have an Audit Committee composed entirely of independent directors that has responsibility for, among other things: (1) overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; (2) overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning; (3) reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings; and (4) appointing and evaluating the independent registered accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered accounting firm. Mr. Winder, Dr. de Planque and Mr. Whitman serve on the Audit Committee. Mr. Winder serves as the Audit Committee's chair, and the Board has determined that he is a "financial expert," as that term is defined by the applicable SEC and NYSE rules. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. The Audit Committee held nine meetings in 2008.

Compensation Committee

We have a Compensation Committee composed of a majority of independent directors that has responsibility for, among other things: (1) reviewing key employee compensation policies, plans and programs; (2) monitoring performance and compensation of our employee-directors, officers and other key employees; (3) preparing recommendations and periodic reports to the Board concerning these matters; (4) reviewing annually director compensation; and (5) administering the 2007 Equity Incentive Plan and annual non-equity incentive plans. Messrs. Whitman, Hirt, and Beasley serve on the Compensation Committee, with Mr. Whitman serving as the Committee Chair. Mr. Hirt is not "independent" under the NYSE Listing Rules and will be replaced on the Compensation Committee on or before July 31, 2009. The Compensation Committee, by resolution approved by a majority of the Compensation Committee, may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the Compensation Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and the NYSE. The Compensation Committee held eight meetings in 2008.

Additional information on the Compensation Committee's processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee composed of a majority of independent directors that has responsibility for, among other things: (1) recommending persons to be selected by the Board as nominees for election as directors and to fill any vacancies on the Board; (2) considering and recommending to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the board; and (3) considering and recommending to the Board other actions relating to corporate governance. Dr. de Planque and Messrs. Everest and Winder serve on the Nominating and Corporate Governance Committee, with Dr. de Planque serving as the Committee Chair. Mr. Everest is not "independent" under the NYSE Listing Rules and will be replaced on the Nominating and Corporate Governance Committee on or before July 31, 2009. The Nominating and Corporate Governance Committee held 12 meetings during 2008.

Compensation Discussion and Analysis

A.  EXECUTIVE SUMMARY

The following discussion and analysis provides information regarding the Company's executive compensation objectives, principles, procedures, practices and decisions, and is provided to give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on the Company's objectives, principles, practices and decisions with regard to the compensation of the following named executive officers of the Company:

R Steve Creamer	Chief Executive Officer
Philip O. Strawbridge	Executive Vice President and Chief Financial Officer
J.I. "Chip" Everest, II(1)	Vice Chairman
Val John Christensen(2)	President
Raul A. Deju(2)	Chief Operating Officer
Alan M. Parker(3)	Former Chief Operating Officer
  (1)
  Mr. Everest resigned his position as Vice Chairman of the Company effective February 27, 2009. Mr. Everest will continue to serve as a member of our Board.
  (2)
  In December 2008, Mr. Christensen accepted the position of President, and Dr. Deju accepted the position of Chief Operating Officer of the Company. Prior to that time, Mr. Christensen held the position of Executive Vice President and General Counsel, and Dr. Deju held the position of President and Chief Administrative Officer.
  (3)
  Mr. Parker transitioned from our Chief Operating Officer to the Chief Operating Officer of our United Kingdom subsidiary in December 2008.

The goal of our named executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our stockholders. To this end, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, performance-based incentive compensation, equity-based compensation, retirement and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive's contribution to the Company.

B.  EXECUTIVE COMPENSATION OBJECTIVES

The Company's goal for executive compensation is to attract and retain a talented, entrepreneurial and creative team of executives who will provide the leadership for the Company's growth and success in its dynamic, highly-specialized markets.

C.  EXECUTIVE COMPENSATION OVERVIEW

  1.
  ENV Holdings

    In 2005 and 2006, the named executive officers were compensated in large part through grants of "membership units" and "profits interests" (collectively, "ENV Units") in ENV Holdings, LLC ("ENV"), which owned 100% of the Company at that time and had a controlling interest in the Company until July 31, 2008. The ENV Units provided the named executive officers with a significant, indirect equity stake in the Company by virtue of ENV's ownership of shares in the Company. At the start of fiscal year 2008, the named executive officers held the following percentage equity ownership in ENV, including ownership in entities above ENV whose only asset is ownership in ENV, and the resulting percentage beneficial ownership of the Company's common stock:

Name	Equity Ownership in ENV (%)(1)(2)	Approximate Beneficial Ownership in Company Stock (%)(3)
R Steve Creamer	10.29	6.41
Philip O. Strawbridge	0.39	0.24
J.I. Everest, II	5.37	3.35
Val John Christensen	0.22	0.14
Raul J. Deju	0.68	0.42
Alan M. Parker	0.36	0.22
    (1)
    Percentage of equity interests in ENV calculated using the closing share price of the Company's common stock as of December 31, 2007, which was $26.99.
    (2)
    Includes beneficial ownership in entities whose only asset is ownership in ENV.
    (3)
    Calculated based on the number of common shares outstanding as of December 31, 2007.

    On July 30, 2008, ENV sold 35 million shares of Company common stock in a registered secondary public offering. The underwriters of the secondary offering subsequently exercised their over-allotment option and purchased 5,250,000 additional shares of Company common stock from ENV. Following completion of those transactions, ENV distributed the net proceeds of the secondary offering to its members, including the named executive officers, as distributions with respect to their ENV Units. In February 2009, ENV distributed its remaining holdings of Company common stock to its members. The amounts of such distributions were determined pursuant to formulas set forth in the ENV operating agreement and were not subject to discretionary decisions or approval by the Committee. The foregoing distributions to named executive officers with respect to their ENV Units are not included in the annual 2008 compensation of the named executive officers reported in Table 1.1 - Summary Compensation below.

    In addition to the distributions to members as a result of the secondary offering and subsequent liquidation of its holdings, ENV made discretionary cash bonus payments to Messrs. Strawbridge, Christensen, Deju and Parker which are discussed in greater detail in Part D.3, The Role of Cash Compensation and are set forth in Table 1.1 – Summary Compensation under the column heading "Bonus" and in the "Certain Relationships and Related Person Transactions" discussion below.

    With the liquidation of ENV in 2009, ENV Units are no longer a component of the Company's compensation program for named executive officers and are no longer considered in connection with compensation decisions.

  2.
  Executive Compensation Components

    The compensation program for the named executive officers consists of the following components:

    •
    Equity awards ("Equity Awards") pursuant to the EnergySolutions, Inc. 2007 Equity Incentive Plan (the "2007 Plan");

    •
    Annual performance-based incentive compensation awards pursuant to the Company's Executive Bonus Plan (the "Bonus Plan");

    •
    Base salaries; and

    •
    Benefits and perquisites.

    The Compensation Committee determines, subject to each named executive officer's written employment agreement (the "Employment Agreements"), the compensation for the named executive officers, including Equity Awards, if any, that each will be granted pursuant to the 2007 Plan and annual incentive compensation pursuant to the Company's Bonus Plan.

  3.
  Employment Agreements with Named Executive Officers

    The Company and its predecessors entered into the Employment Agreements to attract the named executive officers to their current positions and assure their continued employment to provide stability in executive management through the infancy of the Company. Each Employment Agreement identifies a minimum base salary to be paid to the officer in each of the Company's fiscal years covered by the agreement and the maximum percentage of annual incentive compensation the officer is eligible to receive based on the Company's performance.

    As further incentive to attract and retain the named executive officers, each named executive officer's Employment Agreement provides that if his employment is terminated without cause or if he terminates his employment for good reason (as defined in his Employment Agreement), he will be entitled to receive his then current base salary for 12 months (other than Mr. Parker, who will receive his current base salary for 18 months and Mr. Strawbridge, who will receive his current base salary for 24 months), a pro-rata portion of his annual incentive compensation for the year of termination, and continued coverage for 12 months (18 months in the case of Mr. Parker and 24 months in the case of Mr. Strawbridge) under the Company's medical, dental and life insurance plans. Table 1.1 – Summary Compensation sets forth the base salary, incentive compensation, and other compensation paid to each named executive officer in 2008.

    In 2008, the Employment Agreements of all named executive officers were amended to provide a cost-of-living increase in the event the Company grants a cost-of-living increase to employees of the Company generally. In 2008, each of the named executive officers received a cost-of-living adjustment to base salary equal to 3.5% of the officer's base salary (other than Mr. Creamer who declined the adjustment). In addition, commencing January 1, 2009, Mr. Christensen's base salary was increased upon his acceptance of the position of President of the Company. The increased base salary for Mr. Christensen was based on the increase in responsibilities in his role, market competitive practices, and internal equity considerations.

    No extension of, or other change to any named executive officer's Employment Agreement was made in 2008, and the Compensation Committee does not currently anticipate extending any Employment Agreement beyond its current term.

    In March 2009, based upon information supplied by the Committee's independent compensation consultant, the Committee approved an increase in Mr. Creamer's salary from $500,000 to $750,000 to reflect the median salary for chief executive officers among the peer group companies used by the Committee in determining executive compensation (see The Role of Peer Groups and General Industry Surveys discussion for a list of peer group companies). In addition, the Board determined to grant a cost-of-living increase of approximately 2.0% (excluding Mr. Creamer) generally to employees of the Company effective April 2009. As a result, the named executive officers also received the cost-of-living increase pursuant to the terms of their individual Employment Agreements. The following table sets forth the base salary and maximum percentage of annual incentive compensation for each named executive officer as of March 19, 2009, and the date of expiration of each named executive officer's Employment Agreement:

Name	Base Salary ($)	Maximum Annual Incentive Compensation as a Percentage of Base Salary	Expiration Date
R Steve Creamer	750,000	200%	1/31/2010
Philip O. Strawbridge	475,065	120%	12/31/2011
Val John Christensen	475,065	120%	12/31/2011
Raul A. Deju	475,065	120%	12/31/2011
Alan M. Parker	475,065	120%	12/31/2011
  4.
  CEO Compensation

    Mr. Creamer's compensation programs are designed to reward him for excellent performance, recognizing his unique leadership in successfully acquiring and integrating multiple companies, orchestrating the Company's negotiation and execution of significant contractual relationships, and maintaining the Company's strong financial performance in the current economic turndown.

    In light of Mr. Creamer's substantial holdings of ENV Units prior to the secondary offering and ENV's subsequent liquidation, Mr. Creamer's base salary has historically been below that of CEOs of similar companies, and Mr. Creamer has not received Equity Awards. Mr. Creamer is eligible to receive non-equity incentive compensation, and was entitled to receive an incentive compensation payment for 2008; however, Mr. Creamer voluntarily declined to accept payment of any incentive compensation due to the decline in the market price of the Company's common stock.

    Mr. Creamer directly or indirectly owns 2,276,112 shares of the Company's common stock, which motivates him to drive stockholder value and align his interests with those of stockholders. In order to retain Mr. Creamer and provide appropriate incentives, the Compensation Committee increased Mr. Creamer's salary in 2009 to $750,000 to be more comparable with market compensation, and expects Equity Awards and non-equity incentive compensation to be a more significant part of his compensation in 2009 and beyond.

D.  EXECUTIVE COMPENSATION PROGRAM DESIGN

  1.
  Compensation Committee Determines All Executive Compensation

    The Compensation Committee, subject to the terms of each officer's Employment Agreement, determines all compensation for the named executive officers.

    The Compensation Committee periodically conducts an evaluation of the performance of each named executive officer to determine if any changes in the officer's compensation are appropriate based on the considerations described below. The CEO does not participate in the Compensation Committee's deliberations or decision with regard to his own compensation. At the Compensation Committee's request, the CEO does review with the Compensation Committee the performance of the other named executive officers and makes recommendations to the Committee regarding their compensation packages. The Compensation Committee gives considerable weight to the CEO's evaluation of the other named executive officers and recommendations because of his direct knowledge of each officer's performance and contributions. For each officer, the Compensation Committee independently determines any adjustments to base salary and any incentive compensation, subject to the terms of the officer's Employment Agreement, and whether any Equity Awards should be made based on the Committee's assessment of the officer's performance as well as the Company's overall financial performance.

  2.
  The Important Role of Equity Holdings and Long-Term Equity Awards

    Overview.    The Compensation Committee believes that equity holdings in the Company are the most effective way to attract and retain a strong executive team. The Committee's decision in early 2008 to not make additional grants of Equity Awards as part of the named executive officers' 2008 total compensation packages was based on the named executive officers' holdings of ENV Units granted in 2005 and 2006 and option grants awarded at the time of the Company's initial public offering ("IPO") in November 2007, making each named executive officer's total compensation package for 2008 substantially composed of equity holdings. In making its decision regarding 2009 compensation for the named executive officers, the Committee considered the fact that no named executive officer continued to hold ENV Units (ENV having liquidated its holdings in February 2009) and that the IPO option grants are significantly underwater, limiting their effectiveness as a retention tool. The Committee also acknowledged the amount of compensation each named executive officer received as a result of the secondary offering and the amount of shares of Company common stock each received when ENV liquidated its holdings. However, the Committee determined that these unique, one-time events should not be given weight in making forward looking decisions regarding executive compensation. Instead, the Committee determined that executive compensation packages should reflect market competitive practices and include Equity Awards to retain a talented executive team and align their interests with those of the Company's stockholders.

    Equity Awards—General.    In granting long-term Equity Awards, the Compensation Committee seeks to maximize their effectiveness in accomplishing the Company's compensation objectives while recognizing the Board's duty to the Company's stockholders to limit equity dilution. The Compensation Committee believes this balance has been achieved as follows:

    •
    Option Grants Align Officers' Actions with Stockholder Interests.  The Company utilizes option grants to ensure that the named executive officers have a continuing stake in the Company's long-term success and to align their interests with the interests of the Company's stockholders. Because all option grants are issued with an exercise price equal to or exceeding the fair market value of the Company's common stock on the date of grant, these options will have value to the named executive officers only if the market price of the Company's common stock increases after the grant date.

    The Company does not have any program, plan or practice that requires it to grant equity-based awards to the named executive officers on specified dates and the Company has not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. The Company does not have any equity security ownership guidelines or requirements for the named executive officers.

    •
    Grants of Restricted Shares Minimize Dilution and Maximize Retention.  The Committee has determined that including Equity Awards in the form of restricted stock grants as part of executive compensation is an effective way to maximize retention of a talented executive team. Grants of restricted shares provide value to the named executive officers immediately upon vesting, motivating them to retain their positions through the vesting date. Restrictive stock grants also align the named executive officers' interests with those of stockholders since the value to the named executive officers increases if the share price increases. Awarding restricted stock grants also allows the Company to deliver competitive levels of equity holdings to the named executive officers while limiting the dilutive effect of such grants.

    •
    Long Vesting Intervals to Maximize Retention.  The four-year vesting schedule generally applicable to the option grants and restricted stock grants to named executive officers is designed to motivate the named executive officer to continue his employment at least through the vesting period. With the exception of a special option grant awarded at the time of the IPO to Philip Strawbridge pursuant to his Employment Agreement, which provided for the immediate vesting on the grant date of one-sixth of the option grant shares (the "Strawbridge Vested Options"), option grants to each of the named executive officers vest ratably on each anniversary of the grant date over a period of four years, with all shares becoming fully vested on the fourth anniversary of the grant date. Likewise, with the exception of the restricted stock awarded to Dr. Deju in February 2009, grants of restricted stock to each named executive officer have a four-year vesting schedule. The restricted stock awarded to Dr. Deju vests one year from the grant date based upon his indication to the Committee that he may retire from his current position with the Company prior to the four-year vesting period. The Committee determined this accelerated vesting was appropriate to adequately compensate Dr. Deju for services to be rendered during 2009.

    •
    Frequency and Size of Equity Awards.  The Compensation Committee will periodically review option and stock grants previously awarded to the named executive officers and determine whether additional Equity Awards should be awarded. To determine the size of any additional Equity Awards, the Compensation Committee will first establish a target compensation value that it wants to deliver to the named executive officers through Equity Awards. In doing so, the Compensation Committee considers various factors, including the following:

    o
    The heavy weight placed on equity in the mix of total compensation
    o
    The officer's experience and performance
    o
    The scope, responsibility and business impact of the officer's position
    o
    The perceived retention value of the total compensation package in light of the competitive environment

    Once the target value has been established, the Compensation Committee will determine the number of shares by reference to the current fair market value of the Company's common stock.

    •
    Limited Acceleration of Option and Restricted Stock Vesting.  In the event of a Change in Control, the unvested portion of the named executive officer's Equity Awards will vest immediately. This acceleration of vesting encourages the executives to support a successful change in control, while easing the administrative burden of converting outstanding awards to the new company stock.

    2008 Equity Awards.    In light of the significant number of Equity Awards issued by the Company in November 2007 to the named executive officers in connection with the Company's IPO and the significant number of Company shares in which the named executive officers had an indirect interest through their ENV Units, the Company did not grant any additional Equity Awards to the named executive officers in fiscal year 2008.

    2009 Equity Awards.    As part of their 2009 compensation package, the Committee approved Equity Awards of restricted stock and/or stock options to the named executive officers, other than Mr. Creamer whose equity compensation is still being finalized. The 2009 Equity Awards were made to preserve equity-based compensation as a significant element of the overall compensation package of the named executive officers and were determined to be appropriate by the Compensation Committee in light of the liquidation of the ENV Units, the fact that the 2007 Equity Awards in the form of stock options are severely "underwater," and the Company's intent, subject to stockholder approval, to make an offer to purchase certain 2007 stock options. The following table identifies the Equity Awards made to named executive officers as part of their 2009 compensation package as of March 19, 2009:

Name	Shares Covered by 2009 Stock Option Grants	Grant Date Fair Value of Option Grants ($)(1)	Shares of Restricted Stock	Grant Date Fair Value of Restricted Stock ($)(2)	Total Value of Equity Awards on Grant Date ($)
R Steve Creamer	—	—	—	—	—
Philip O. Strawbridge	160,000	300,320	50,000	277,500	577,820
J.I. "Chip" Everest, II(3)	—	—	—	—	—
Val John Christensen	160,000	300,320	50,000	277,500	577,820
Raul A. Deju	—	—	100,000	555,000	555,000
Alan M. Parker	160,000	300,320	50,000	277,500	577,820

    (1) Options are valued using the Black-Scholes valuation model which includes the following assumptions: 38% volatility, $0.10 per share annual dividend, 2.29% risk free interest rate, an expected life of 6.25 years and a strike price of $5.55 which is equal to the stock's closing price on the date of grant.
    (2) Based on the closing share price on the date of grant, which was $5.55.
    (3) Mr. Everest resigned his position as an executive of the Company effective February 27, 2009, and, therefore, was not granted Equity Awards in 2009.

  3.
  The Role of Cash Compensation

    The Company provides current cash compensation to named executive officers through a combination of base salaries and annual bonuses.

    Base Salaries.    The Compensation Committee believes that base salaries are less important than incentive compensation and Equity Awards in meeting the Company's compensation objectives. Base salaries are a market competitive practice that is used to compensate the named executive officers for services rendered during the fiscal year. In 2008, the named executive officers (excluding Mr. Creamer, who declined the increase) received a cost-of-living increase. In addition, Mr. Christensen's base salary was increased effective January 1, 2009, upon his acceptance of the position of President. A more detailed explanation of these changes is set forth in the Employment Agreements with Named Executive Officers discussion above. The 2008 base salary paid to each named executive officer is set forth in Table 1.1 – Summary Compensation.

    Non-Equity Incentive Compensation.    The Company provides additional non-equity incentive compensation to its executives through both non-equity incentive compensation and discretionary bonuses.

    The Company maintains the Bonus Plan, which was approved by the Company's stockholders at the Company's 2008 Annual Meeting. The Bonus Plan permits the Company to award annual performance-based incentive bonuses to its named executive officers. The Compensation Committee believes that incentive compensation aligns the officers' interests with those of the Company's stockholders and is an important component of executive compensation, as reflected by the following:

    •
    Payment of incentive compensation is determined based on attainment of specific written performance goals approved by the Compensation Committee.

    •
    The performance goals generally are based upon the Company achieving during the respective fiscal year targeted level of "Adjusted EBITDA" (earnings before interest, taxes, depreciation and amortization adjusted for other expense, equity-based compensation and non-cash accretion expense) or other specified financial measures such as net income, operating income, earnings per share of the Company's common stock, book value per share of the Company's common stock, and return on stockholders' equity.

    •
    Officers do not receive 100% of their incentive compensation if the Company's target goals are not met. If the Company fails to attain a pre-determined threshold level of Adjusted EBITDA or other financial performance during the respective year, the named executive officers receive no incentive compensation for the year.

    •
    Officers are eligible for above target opportunities should the Company exceed its target performance goals.

    •
    The incentive compensation payable under the Bonus Plan to named executive officers is interpolated for actual financial results between threshold and target levels or between target and maximum levels.

    •
    In any year there is considerable risk that incentive compensation will not be made at all or will be made at less than 100%. The uncertainty of meeting target goals ensures that any payments under the Bonus Plan are truly performance-based, consistent with the Committee's objectives.

    At the end of the year, the Compensation Committee determines the amount of the incentive compensation to be paid to each officer under the Bonus Plan by comparing actual Company financial results to the year's pre-determined performance goals. The Compensation Committee may adjust the amount paid to any individual based on the officer's overall performance or unique and specific events that may have occurred during the year as described in the Bonus Plan. The Bonus Plan does not provide for the adjustment or recovery of an award paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger award.

    For 2008, non-equity incentive compensation under the Bonus Plan were contingent on the Company's Adjusted EBITDA for the year. The Compensation Committee set the specific 2008 Adjusted EBITDA goals on which 2008 incentive compensation was contingent on January 15, 2008. The following table sets forth for fiscal year 2008 the targeted amount of performance compensation, threshold amount of performance compensation and maximum performance compensation applicable to each named executive officer and the specific levels of Company 2008 Adjusted EBITDA necessary to receive performance compensation at those levels:

	Threshold		Target		Maximum
Name	Incentive Compensation ($)	Required Adjusted EBITDA ($)(1)	Incentive Compensation ($)	Required Adjusted EBITDA ($)(1)	Incentive Compensation ($)	Required Adjusted EBITDA ($)(1)
R Steve Creamer	125,000	189	500,000	210	1,000,000	231
Philip O. Strawbridge	93,150	189	372,600	210	558,900	231
J.I. "Chip" Everest, II	77,625	189	310,500	210	621,000	231
Val John Christensen	72,450	189	289,800	210	434,700	231
Raul A. Deju	93,150	189	372,600	210	558,900	231
Alan M. Parker	93,150	189	372,600	210	558,900	231

    (1) In millions.

    Based upon the Company's actual Adjusted EBITDA for 2008, which was 92.5% of the target Adjusted EBITDA level under the Bonus Plan, the Compensation Committee determined that the Company would pay the corresponding percentage incentive compensation to the named executive officers as part of their 2008 compensation pursuant to the Employment Agreements. These amounts are set forth in Table 1.1 - Summary Compensation under the caption heading "Non-Equity Incentive Compensation." The Company paid incentive compensation on March 13, 2009. While Mr. Creamer was entitled to receive incentive compensation for 2008 pursuant to his Employment Agreement and as a result of the Company's performance, Mr. Creamer voluntarily declined to accept payment of any incentive compensation due to the decline in the market price of the Company's common stock.

    In addition to the incentive compensation paid to each named executive officer for 2008, ENV contributed funds to the Company in early 2009 for the sole purpose of making payments to certain employees of the Company, including Mr. Strawbridge, Dr. Deju, Mr. Christensen and Mr. Parker. ENV indicated that the purpose of the one-time bonus was a reward for their strong contributions to the Company's growth since ENV's initial investment in January 2005, which contributions ENV believed were under compensated through the ENV Units and Company-sponsored compensation. Mr. Creamer and Mr. Everest did not receive a bonus through ENV despite their strong performance because ENV believed that their ownership related to the ENV Units was sufficient.

    These bonus payments (the "ENV Bonuses") were made by the Company at ENV's instruction. The amounts of such ENV Bonuses are set forth in Table 1.1 - Summary Compensation under the caption heading "Bonus." Under applicable accounting standards, such payments are deemed to be employee compensation paid by the Company, but the ENV Bonuses did not have a negative cash impact on the Company because ENV contributed cash to the Company as a non-taxable capital contribution to allow the Company to pay the bonuses, and the income tax benefits associated with the compensation expense more than offset the employer portion of payroll taxes on the bonuses.

    2009 Cash Incentive Awards.    The following table identifies the percentage of base salary each named executive officer may expect to receive as incentive compensation in 2009 if threshold, target or maximum performance is achieved.

Name	Threshold (%)	Target (%)	Maximum (%)
R Steve Creamer	25	100	200
Philip O. Strawbridge	20	80	120
J.I. Everest, II(1)	25	100	200
Val John Christensen	20	80	120
Raul A. Deju	20	80	120
Alan M. Parker	20	80	120

    (1) Effective February 27, 2009, Mr. Everest resigned his position as an executive officer of the Company. Any incentive compensation he receives for 2009 will be prorated accordingly.

  4.
  The Role of Benefits and Perquisites

    The named executive officers are also eligible to participate in the Company's health and welfare programs, 401(k) Plan, and other employee recognition programs on the same basis as other employees. The named executive officers (excluding Mr. Christensen) were also paid an automobile allowance in fiscal 2008. In addition, the Company maintains a supplemental executive retirement plan (the "SERP") which was provided to Mr. Strawbridge by BNG America, Inc. prior to its acquisition by the Company's predecessor (see discussion under "Pension Benefits," below, for greater detail regarding this plan). These market competitive perquisites were provided as part of the negotiation to hire and retain these individuals in their current positions.

  5.
  The Role of Peer Groups and General Industry Surveys

    No compensation surveys or peer group data was used in 2008 to assist the Committee in making pay decisions. However, in early 2009, the Compensation Committee did review compensation data provided by their compensation consultant. This data compared the compensation for EnergySolutions'

    named executive officers with that of individuals in similar positions at other organizations. These organizations made up the following two groups of companies:

    Peer Group: The peer group consisted of 18 companies in related industries with similar talent needs. Statistical analysis was used to adjust the compensation data to reflect EnergySolutions' company size and structure.

    The peer group consisted of the following companies:

American Ecology Corporation	Perma-Fix Environmental Services
Clean Harbors, Inc.	Quanta Services, Inc.
Dycom Industries, Inc.	SAIC Inc.
Fluor Corp.	Shaw Group, Inc.
Foster Wheeler Ltd.	Stericycle, Inc.
Jacobs Engineering Group, Inc.	Tetra Tech Inc.
McDermott International Inc.	URS Corp.
Northrop Grumman Corp.	USEC, Inc.
Perini Corp.	Waste Management, Inc.

    General Industry: A broader group of companies across all industries excluding financial services and retail with median annual revenues of $1.1 billion.

    The Committee strives for the total compensation per individual to be approximately between the 50th and 75th percentile of the market data, but also considers internal equity and an individual's experience and performance when making pay decisions.

  6.
  Tax and Accounting Considerations

    Tax Deductibility of Compensation Expense.    Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation to certain named executive officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the stockholders. The Compensation Committee generally considers the deductibility of compensation paid to the named executive officers in setting executive compensation levels, but does not always restrict named executive compensation to amounts that are deductible within the Section 162(m) limitation.

    In 2008, the Company's stockholders approved the Bonus Plan. As a result, we believe any awards made pursuant to the Bonus Plan qualify as performance-based compensation under Section 162(m). Similarly, stock option grants and performance-based stock grants under the shareholder-approved 2007 Plan are performance-based compensation exempt from the Section 162(m) deduction limitation. On the other hand, the ENV Bonuses do not qualify as performance-based compensation, with the result that the Company cannot deduct a significant portion of those bonuses. Because the ENV Bonuses were funded with capital contributions from ENV, the limited deductibility of the ENV Bonuses did not negatively affect the Company's cash flow.

    Accounting Considerations.    The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation as expenses in the amounts paid, or to be paid, to the named executive officers. Accounting rules also required the Company to record an expense in its financial statements for the ENV Units issued in 2005 and 2006 and for Equity Awards, even though ENV Units and Equity Awards were not paid as cash to employees. The accounting expense of ENV Units and Equity Awards to employees is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Executive Compensation

Table 1.1 Summary Compensation

The following table sets forth the compensation earned by the named executive officers in 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value(4)	All Other Compen- sation ($)		Total ($)
R Steve Creamer	2008	500,000	—		61,313	—	—	—	20,341	(6)	581,654
Chief Executive	2007	500,000	2,344,003	(5)	735,751	—	—	—	19,750	(6)	3,599,501
Officer	2006	378,385	—		6,848,658	—	914,170	—	25,271	(6)	8,166,484
Philip O. Strawbridge	2008	460,904	4,750,000	(7)	40,000	764,163	163,571	94,500	63,614	(8)	6,336,752
Chief Financial Officer	2007	421,569	117,000		35,000	614,652	—	94,500	18,583	(8)	1,301,304
	2006	315,000	—		48,333	—	130,356	92,000	16,942	(8)	602,631
J.I. "Chip" Everest, II	2008	307,269	—		30,667	—	136,310	—	19,750	(10)	493,996
Vice Chairman	2007	300,000	2,171,000	(9)	367,998	—	—	—	19,750	(10)	2,858,748
	2006	300,000	—		4,042,912	—	792,296	—	25,882	(10)	5,161,090
Val John Christensen	2008	358,481	1,000,000	(7)	47,465	1,146,244	127,222	—	13,205	(11)	2,692,617
President	2007	350,000	56,000		47,465	143,281	—	—	7,750	(11)	604,496
	2006	215,385	—		23,733	—	90,904	—	11,713	(11)	341,735
Raul A. Deju(12)	2008	460,904	1,000,000	(7)	143,472	382,081	163,571	—	22,275	(13)	2,172,303
Chief Operating	2007	450,000	208,985		143,472	48,363	—	—	5,372	(13)	856,192
Officer	2006	86,538	—		23,912	—	35,815	—	4,727	(13)	150,992
Alan M. Parker(12)	2008	460,904	1,500,000	(14)	114,132	764,163	163,571	—	38,799	(15)	3,041,569
Former Chief	2007	450,000	180,000		114,132	96,726	—	—	4,769	(15)	845,627
Operating Officer	2006	25,962	—		19,022	—	—	—	—		44,984

(1) The amounts reported in this column reflect the aggregate dollar amounts recognized for the ENV Units for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions) for the respective fiscal year, in accordance with SFAS No. 123(R). For a discussion of the assumptions and methodologies used to value the stock awards reported in this table, please see the discussion of Profit Interests contained in Part II Item 8, "Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K in Notes to Consolidated Financial Statements at Note 14, "Equity Based Compensation" for the Company's fiscal year ended December 31, 2008.
(2) The amounts reported in this column reflect the aggregate dollar amounts recognized for option grants for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions) for the respective fiscal year, in accordance with SFAS No. 123(R). Detailed information about the amount recognized for specific awards is reported in the table under "Outstanding Equity Awards at Fiscal Year-End" below. For a discussion of the assumptions and methodologies used to value the option awards reported in this table, please see the discussion of option grants contained in Part II Item 8, "Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K in Notes to Consolidated Financial Statements at Note 14, "Equity-Based Compensation" for the Company's fiscal year ended December 31, 2008.
(3) Amounts in this column for 2008 show annual performance-based incentive compensation earned in 2008 under the Bonus Plan and paid on March 13, 2009. Amounts in this column for 2006 reflect annual performance bonuses paid to the named executive officers, as well as excess performance bonuses of $812,800 and $711,200 paid to Messrs. Creamer and Everest, respectively, pursuant to their Employment Agreements.
(4) The amounts shown represent the aggregate increase in actuarial value to Mr. Strawbridge of the defined benefit pension benefits accrued under the SERP during the year in question based on the December 31 measurement date used for financial statement reporting purposes. A discussion of the assumptions made in determining this increase is included under Table 1.4 Pension Benefits. Mr. Strawbridge is the only participant in the SERP.
(5) This amount reflects the one-time, lump-sum contractual payment to Mr. Creamer in consideration of his agreement to terminate the Excess Performance Bonus previously set forth in his Employment Agreement.
(6) This amount reflects a car allowance of $12,000 for each reported year, and the Company's matching contributions to Mr. Creamer's account under its 401(k) plan of $8,341, $7,750 and $13,271 in 2008, 2007 and 2006, respectively.
(7) This amount reflects the bonus payment funded by ENV Holdings.
(8) This amount reflects a car allowance of $12,000 for 2008 and 2007 and $9,692 for 2006; the Company's matching contributions to Mr. Strawbridge's account under its 401(k) plan of $7,750, $6,583 and $7,250 in 2008, 2007 and 2006, respectively; and a payout of accrued but unused PTO (personal time off) of $43,864 in 2008.
(9) This amount reflects the one-time, lump-sum contractual payment to Mr. Everest of $2,051,000 in consideration of his agreement to terminate the Excess Performance Bonus previously set forth in his Employment Agreement, and a discretionary bonus of $120,000.
(10) This amount reflects a car allowance of $12,000 for each reported year, and the Company's matching contributions to Mr. Everest's account under its 401(k) plan of $7,750, $7,750 and $13,882 in 2008, 2007 and 2006, respectively.
(11) This amount reflects the Company's matching contributions to Mr. Christensen's account under its 401(k) plan of $7,750 in 2008 and 2007 and $11,713 in 2006, and a payout of accrued but unused PTO of $5,455 in 2008.
(12) Dr. Deju's and Mr. Parker's employment with the Company commenced October 9, 2006 and November 14, 2006, respectively.
(13) This amount reflects a car allowance of $10,615 in 2008, the Company's matching contributions to Dr. Deju's account under its 401(k) plan of $8,310, $5,372 and $4,727 in 2008, 2007 and 2006, respectively, and a payout of accrued but unused PTO of $3,350 in 2008.
(14) This amount reflects the bonus payment funded by ENV Holdings of $1,000,000 and a discretionary bonus of $500,000 as an incentive bonus for Mr. Parker to relocate to the United Kingdom and accept the position of Chief Operating Officer of the Company's European operations.
(15) This amount reflects a car allowance of $10,615 in 2008, the Company's matching contributions to Mr. Parker's account under its 401(k) plan of $7,750 and $4,769 in 2008 and 2007, respectively, and a payout of accrued but unused PTO of $20,434 in 2008.

Table 1.2 Grants of Plan-Based Awards

The following table sets forth the plan-based awards made to the named executive officers during 2008:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)
R. Steve Creamer(3)(4)	1/15/2008	125,000	500,000	1,000,000
Philip O. Strawbridge(5)	1/15/2008	93,150	372,600	558,900
J.I. "Chip" Everest, II(4)	1/15/2008	77,625	310,500	621,000
Val John Christensen(5)	1/15/2008	72,450	289,800	434,700
Raul A. Deju(5)	1/15/2008	93,150	372,600	558,900
Alan M. Parker(5)	1/15/2008	93,150	372,600	558,900
  (1)
  Non-equity incentive plan awards for 2008 were calculated and payable based on a comparison between actual 2008 Adjusted EBITDA and targeted 2008 Adjusted EBITDA. Non-equity incentive plan awards were paid out on March 13, 2009. Annual performance bonuses actually earned for fiscal year 2008 are listed in the "Non-Equity Incentive Plan Compensation" column for 2008 in Table 1.1 above.
  (2)
  The grant date is the date on which the Compensation Committee adopted the Adjusted EBITDA targets that set the basis for the calculation of the annual performance bonus.
  (3)
  Mr. Creamer voluntarily declined his earned incentive plan award due to the decline in the market price of the Company's common stock.
  (4)
  Award ranges from 0% of base salary if actual 2008 Adjusted EBITDA was less than 90% of targeted Adjusted EBITDA, to 25% of base salary if actual Adjusted EBITDA was 90% of targeted Adjusted EBITDA, to 100% of base salary if actual Adjusted EBITDA was 100% of targeted Adjusted EBITDA, to 200% of base salary if actual Adjusted EBITDA was 110% or greater of targeted Adjusted EBITDA. Award amount was interpolated for actual Adjusted EBITDA between 90% and 100%.
  (5)
  Award ranges from 0% of base salary if actual 2008 Adjusted EBITDA was less than 90% of targeted Adjusted EBITDA, to 20% of base salary if actual Adjusted EBITDA was 90% of targeted Adjusted EBITDA, to 80% of base salary if actual Adjusted EBITDA was 100% of targeted Adjusted EBITDA, to 120% of base salary if actual Adjusted EBITDA was 110% or greater of targeted Adjusted EBITDA. Award amount was interpolated for actual Adjusted EBITDA between 90% and 100%.

Table 1.3 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding Equity Awards held by each of the named executive officers as of December 31, 2008, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Market Value of Shares or Units of Vested Stock ($)(2)
R Steve Creamer	—	—	—	—	—	8,694,503
Philip O. Strawbridge	11/14/2007	195,750	326,250	$23.00	11/14/2012	349,087
J.I. "Chip" Everest, II	—	—	—	—	—	4,113,536
Val John Christensen	11/14/2007	163,125	489,375	$23.00	11/14/2012	206,521
Raul A. Deju	11/14/2007	54,375	163,125	$23.00	11/14/2012	624,246
Alan M. Parker	11/14/2007	108,750	326,250	$23.00	11/14/2012	207,087
(1)
Twenty-five percent of all option grants (excluding the options that immediately vested on the grant date pursuant to Mr. Strawbridge's Employment Agreement) vest each year over a four-year period.
(2)
Amounts in this column reflect the value of ENV Units calculated based on the numbers of common shares outstanding as of December 31, 2008, and using the closing share price of the Company's common stock as of December 31, 2008, which was $5.65. Includes beneficial ownership in entities whose only asset is ownership in ENV.

Table 1.4 Pension Benefits

The following table sets forth certain information with respect to the accrued pension plan benefits under the SERP for Mr. Strawbridge for the year ended December 31, 2008:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Philip O. Strawbridge(1)	BNFL, Inc. Supplemental Executive Retirement Plan(2)	9	497,000	(3)	—

(1) Mr. Strawbridge is the only participant in the SERP. The Company provides no other pension benefits to its executive officers.
(2) The SERP is an unfunded, non-qualified defined benefit pension plan that is designed to provide Mr. Strawbridge with a monthly pension benefit following his separation from service at or after attaining age 65 ("Normal Retirement") or a reduced pension following his separation from service prior to age 65 with at least five years of service. Subject to certain offsets, the Normal Retirement benefit under the SERP is a single life annuity that will provide a monthly payment to Mr. Strawbridge for his life equal to 1/12th of the product of 33% of Mr. Strawbridge's final average compensation (defined as his average base salary and incentive bonus for the three highest paid consecutive calendar years in the ten year period before his retirement). The Normal Retirement benefit is offset by anticipated Social Security benefits and the actuarial equivalent of all benefits payable to Mr. Strawbridge under the former BNFL, Inc. Cash Balance Pension Plan and all account balances under the Company's 401(k) plan.
        If Mr. Strawbridge separates from service prior to age 65, his monthly pension benefit under the SERP will be reduced to an amount equal to the Normal Retirement monthly benefit multiplied by a fraction the numerator of which is Mr. Strawbridge's years of service with the Company and its predecessors since 2000 and the denominator of which is the total years of service with the Company and its predecessors he would have accumulated since 2000 had he remained with the Company through age 65. Mr. Strawbridge may elect to commence benefits upon separation from service at age 65 or prior to attaining age 65, but in the case of any benefit payable before Normal Retirement, the monthly benefit is reduced by 1/2 of 1% for each month benefits are scheduled to be paid prior to age 65.
        The SERP also provides Mr. Strawbridge's designated beneficiary with a lump sum death benefit should he die while still employed by the Company equal to the actuarial present value of his accrued benefit under the SERP.
        Mr. Strawbridge may also elect under the SERP to receive distribution of his accrued benefit following separation from service in an actuarially equivalent lump sum, a ten-year-certain life annuity or a joint and survivor life annuity.
        All benefits under the SERP are payable by the Company from its general assets.
(3) The actuarial assumptions used to determine the present value of Mr. Strawbridge's accumulated benefit under the SERP, and annual changes in that value, include: (a) a discount rate of 6.5%; (b) a salary increase rate of 3.5%; (c) a bonus increase rate of 3%; and (d) post-retirement mortality under the RP-2000 Combined Healthy White Collar Mortality Table projected to 2020 using Scale AA.

Nonqualified Deferred Compensation

Except as described under Table 1.4 Pension Benefits above, in the year ended December 31, 2008, our named executive officers received no nonqualified deferred compensation and had no deferred compensation balances.

Potential Payments upon Termination or Change in Control

  1.
  Severance

    Each named executive officer's employment agreement provides for the following payments upon termination of employment:

    Termination by the Company without Cause or by the Officer for Good Reason. If the Company terminates the officer's employment without Cause (as defined in the Employment Agreements), or the officer terminates his employment for Good Reason (as defined in the Employment Agreements), the officer will receive payment of (a) all monies earned or due through the date of termination ("Accrued Obligations"), (b) a pro-rated incentive compensation payment, (c) base salary for a period of 12 months (18 months in the case of Mr. Parker and 24 months in the case of Mr. Strawbridge), and (d) subject to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), reimbursement of premiums for continuation of medical, dental and life insurance coverage existing at the time of termination for 12 months (18 months in the case of Mr. Parker and 24 months in the case of Mr. Strawbridge).

    Termination upon Death or Permanent Disability. In the event of the officer's death or permanent disability, the officer or the officer's heirs, executors, administrators or other legal representatives (as the case may be) will receive a payment of (a) all Accrued Obligations, plus (b) a pro-rated incentive compensation payment. Heirs are eligible for continued coverage of health insurance under COBRA.

    Termination by the Company for Cause. If the officer's employment is terminated for Cause (as defined in the Employment Agreements), the officer will receive payment of all Accrued Obligations.

    Termination by the Officer. If the officer voluntarily terminates his employment, excluding a termination for Good Reason (as defined in the Employment Agreements), the officer will receive payment of all Accrued Obligations.

    Under termination of the officer's employment for any reason, payment of any amount other than Accrued Obligations is dependent upon the officer (or his heirs as the case may be) executing a general release in favor of the Company.

    Change in Control. The Employment Agreements do not provide for any payments upon a change in control. However, the vesting of option grants and restricted stock grants does accelerate upon a Change in Control (as defined in the 2007 Plan) as discussed in Section 2 below.

    The following table sets forth the severance payment and the value of continued insurance coverage in the event each named executive officer's employment was terminated on December 31, 2008 by the Company without Cause (as defined in the Employment Agreements) or by the officer for Good Reason (as defined in the Employment Agreements):

Name	Severance Payment ($)	Value of Continued Insurance Coverage ($)
R Steve Creamer	500,000	15,544
Philip O. Strawbridge	931,500	31,089
Val John Christensen	362,250	15,544
Raul A. Deju	465,750	15,544
Alan M. Parker	698,625	23,317

  2.
  Acceleration of Unvested Option Grants

    Except for options granted to Mr. Strawbridge in 2007, which are only forfeited upon termination of his employment for cause, all unvested option grants are forfeited upon termination of a named executive officer's employment for any reason. In the event of a Change of Control (as defined in the 2007 Plan) all unvested options become immediately vested. The following table identifies the value of the unvested option grants to the named executive officers (excluding Mr. Creamer and Mr. Everest who have not been awarded options) as of December 31, 2008:

Name	Number of Securities Underlying Unvested Options (#)	Value of Unvested Options ($)(1)
Philip O. Strawbridge	326,250	—
Val John Christensen	489,375	—
Raul A. Deju	163,125	—
Alan M. Parker	326,250	—
        (1)
        Value is calculated as the difference between the closing stock price of $5.65 on December 31, 2008 and the exercise price of $23.00 per share, times the number of options granted.

Compensation Committee Interlocks and Insider Participation

None of the individuals who served on our Compensation Committee was an officer or employee of the Company in 2008 or any time prior thereto. During 2008, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of our Compensation Committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement for its 2009 Annual Meeting of Stockholders, to be filed with the SEC. This report is provided by the following directors, who comprise the committee:

Robert A. Whitman, Committee Chair
Lance L. Hirt
J. Barnie Beasley, Jr.

Directors' Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as "non-management directors." Non-management directors are those directors who are not executive officers of the Company or its affiliates. During 2008, Dr. de Planque and Messrs. Beasley, Whitman and Winder were non-management directors of the Company. Commencing in November 2008, Mr. Clements became a non-management director of the Company. In setting compensation for non-management directors, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of directors.

In the case of directors who are executive officers for the Company or its affiliates, the Company provides no additional compensation for such director services. In 2008, Messrs. Creamer, Everest and Hirt were executive officers of the Company or its affiliates and, therefore, did not receive any compensation for their services as directors of the Company for that year.

The Compensation Committee conducts an annual review of non-management director compensation and recommends any changes to the Board for the Board's consideration. The Compensation Committee determined not to recommend to the Board any changes to our non-management director compensation in 2008.

The current compensation program for non-management directors has been in effect since the Company's IPO, and is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of EnergySolutions' size and scope; compensation should align directors' interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The Company's compensation program for its non-management directors' is comprised of the following compensation elements:

Cash Compensation

Each non-management director is paid annual cash compensation of $50,000, with $12,500 being paid each fiscal quarter. In addition, each non-management director is paid cash compensation of $1,250 for each committee meeting attended on which they are appointed to serve. Each committee chair is paid additional annual cash compensation of $10,000 for their service as a committee chair.

Equity Compensation

Upon election and each year thereafter for so long as the director continues to serve, each non-management director is granted shares of the Company's common stock having a value of $75,000 on the grant date (calculated as the average closing share price for the 30 days prior to the grant date) pursuant to a restricted share agreement. Restricted shares vest over three years. Any unvested restricted shares immediately and automatically vest:

  (i)
  if the director is not reelected to the Board following the expiration of any term of office for which the director is elected;

  (ii)
  if the director is involuntarily removed from the Board for any reason other than the director (a) having been convicted of, or pleading guilty or nolo contendere to, any felony; (b) having engaged in any gross or willful misconduct, including the commission of any fraud, or (c) having perpetrated any fraud against the Company or any third party;

  (iii)
  if the director dies or because of sickness or disability is no longer able to complete a term of office for which director has been elected;

  (iv)
  if the director is at least 60 years of age and elects to resign from the Board or not stand for reelection; or

  (v)
  upon a Change of Control (as defined in the 2007 Plan).

Table 1.6 Director Summary Compensation

The following summarizes the compensation paid by the Company to its non-management directors for the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
J. Barnie Beasley, Jr.	16,250	46,723	—	91,250
Jordan W. Clements	3,750	—	—	3,750
E. Gail de Planque	82,500	50,549	—	157,500
Robert A. Whitman	31,250	69,672	—	106,250
David B. Winder	78,750	50,549	—	153,750
  (1)
  The compensation plan for non-management directors provides that commencing on the effective date of the director's service, and on each anniversary thereof for so long as the individual remains a director, the director shall be granted the number of restricted shares of the Company's common stock which when multiplied by the average closing price of the Company's common stock during the 30 trading days preceding the date on which the shares are granted equals $75,000. The amounts reported in this column reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions) for fiscal year 2008 in accordance with SFAS No. 123(R). For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Part II Item 8, "Financial Statements and Supplementary Data" of the Company's Form 10-K in Notes to Consolidated Financial Statements at Note 14, "Equity-Based Compensation for the fiscal year ended December 31, 2008."

Table 1.7 Director Equity Holdings

The following table presents the number of vested and unvested stock awards held by each of the non-management directors as of December 31, 2008.

Director	Number of Vested Shares of Restricted Stock as of December 31, 2008	Number of Unvested Shares of Restricted Stock as of December 31, 2008
J. Barnie Beasley, Jr.	—	4,710
Jordan W. Clements	—	—
E. Gail de Planque	1,087	14,939
Robert A. Whitman	—	3,397
David B. Winder	1,087	14,939

No Other Compensation.

Non-management directors do not receive any non-equity incentive compensation and are not entitled to participate in or receive compensation from the Company's employee benefit programs.

Stock Retention Requirement.

So long as a director serves on the Board of the Company, he or she shall continue to retain the ownership of and shall not sell, assign, transfer or pledge any of the restricted shares granted to the director during the first two years of his or her service on the Board.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2008, concerning shares of common stock authorized for issuance under all of the Company's equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders	5,665,589	(2)	$22.34	4,774,411
Equity compensation plans not approved by stockholders (3)	—		—	—
Total equity compensation plans	5,665,589		$22.34	4,774,411
(1)
Excludes shares to be issued upon the exercise of options and other awards outstanding as of December 31, 2008.
(2)
This number includes the grant of 40,159 restricted shares.
(3)
The Company currently has no equity compensation plans that have not been approved by stockholders.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 19, 2009, regarding the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than five percent of our common stock, of our directors, each of our named executive officers, and all directors and named executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 88,858,444 shares of common stock outstanding as of March 19, 2009. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 19, 2009 are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise, the address of each individual listed in the table is c/o EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

	Shares Beneficially Owned As of March 19, 2009
Name and Address of Beneficial Owner	Number of Shares	Percentage
LGB ENV LLC(1) c/o Lindsay Goldberg & Bessemer, L.P. 630 Fifth Avenue, 30th Floor New York, NY 10111	10,437,249	11.75%
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	6,790,400	7.64%
Alydar Group(3) c/o K&L Gates LLP State Street Financial Center One Lincoln Street Boston, MA 02111-2950	5,599,400	6.30%
R Steve Creamer(4)	2,276,112	2.56%
J.I. "Chip" Everest, II(5)	954,197	1.07%
Val John Christensen(6)	222,919	*
Raul A. Deju(7)	159,646	*
Philip O. Strawbridge(8)	268,393	*
Alan M. Parker(9)	165,236	*
J. Barnie Beasley, Jr.(10)	4,710	*
Jordan W. Clements	150,342	*
E. Gail de Planque(10)	16,026	*
Lance L. Hirt(12)	10,437,249	11.75%
Robert A. Whitman(10)	3,397	*
David B. Winder(11)	21,026	*
All directors and named executive officers as a group (12 persons)	14,679,253	16.42%
*
Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)
The managers of LGB ENV LLC are Alan E. Goldberg and Robert D. Lindsay. Messrs. Goldberg and Lindsay have dispositive voting or investment control over the shares held by LGB ENV LLC. Except to the extent of their pecuniary interest therein, each of Messrs. Goldberg and Lindsay disclaims beneficial ownership of the securities held by LGB ENV LLC. The address for LGB ENV LLC c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.
(2)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)
The Alydar Group consists of John A. Murphy, an individual, as Manager of Alydar Capital LLC and Alydar Partners, LLC, both Delaware limited liability companies, together with Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P. Alysheba QP

  Fund, L.P. Alysun Fund, L.P. and Alysun QP Fund, L.P. of which Alydar Capital LLC is the general partner, and Alydar Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited, of which Alydar Partners, LLC is the investment manager. Based on the Form SC 13G/A filed by the Alydar Group, voting and investment power with respect to shares owned by the Alydar Group is held by Mr. John A. Murphy.

(4)
Includes 2,300 shares held by Mr. Creamer's wife.
(5)
Shares held by Everest Family Trusts.
(6)
Includes 163,125 shares of common stock issuable upon the exercise of vested stock options, 50,000 shares granted pursuant to a restricted share agreement, and 3,050 shares held by immediate family members.
(7)
Includes 54,375 shares of common stock issuable upon the exercise of vested stock options and 100,000 shares granted pursuant to a restricted share agreement.
(8)
Includes 195,750 shares of common stock issuable upon the exercise of vested stock options and 50,000 shares granted pursuant to a restricted share agreement.
(9)
Includes 108,750 shares of common stock issuable upon the exercise of vested stock options and 50,000 shares granted pursuant to a restricted share agreement.
(10)
Shares granted pursuant to a restricted share agreement.
(11)
Includes shares granted pursuant to a restricted share agreement.
(12)
These securities are owned by LGB ENV LLC. Mr. Hirt may be deemed to have or share beneficial ownership of all of the shares of common stock held of record by LGB ENV LLC. Mr. Hirt expressly disclaims beneficial ownership of the shares of our common stock held of record by LGB ENV LLC, except with respect to the shares in which he holds a pecuniary interest.

Certain Relationships and Related Person Transactions

Set forth below is a description of certain relationships and transactions since January 1, 2008 or currently proposed, involving the Company in which any of our directors, executive officers, holders of more than 5% of our voting securities or any related person have direct or indirect material interest. We believe that all of the following transactions were executed with terms as favorable as could have been obtained from unaffiliated third parties.

ENV Holdings

In 2005 and 2006, the named executive officers' compensation included grants of ENV Units in ENV, which owned 100% of the Company at that time and had a controlling interest in the Company until July 31, 2008. The ENV Units provided the named executive officers and Mr. Hirt and Mr. Clements with a significant, indirect equity stake in the Company by virtue of ENV's ownership of shares of the Company.

On July 30, 2008, ENV sold 35 million shares of Company common stock in a registered secondary public offering. The underwriters of the secondary offering subsequently exercised their over-allotment option and purchased 5,250,000 additional shares of Company common stock from ENV. Under the terms of a registration agreement entered into with ENV prior to our initial public offering in 2005, we were to pay the costs of this secondary offering and we incurred expenses in the amount of $1.8 million. Following the registered offering of common stock by ENV, cash distributions from the sale of shares of Company common stock were made to ENV's members on a pro rata basis consistent with ENV's operating agreement. In addition, upon liquidation of ENV, distributions of ENV's remaining shares of Company common stock were distributed on a pro rata basis consistent with ENV's operating agreement. ENV is no longer a shareholder of the Company.

In addition, ENV contributed funds to the Company in early 2009 for the sole purpose of making payments to certain employees of the Company, including Mr. Strawbridge, Dr. Deju, Mr. Christensen and Mr. Parker. The amount of the individual bonus received by each named executive officer is included in Table 1.1 Summary of Compensation in the "Bonus" column. ENV indicated that the purpose of the one-time bonus was a reward for the employees' strong contributions to the Company's growth since ENV's initial investment in January 2005, which employees ENV believed were under compensated through the ENV Units and Company-sponsored compensation. Mr. Creamer and Mr. Everest did not receive a bonus through ENV despite their strong performance because ENV believed that their ownership related to the ENV Units was sufficient. Under applicable accounting standards, such bonus payments are deemed to be employee compensation paid by the Company, but the Company does not expect these bonuses to have a negative cash impact on the Company as ENV contributed cash to pay the bonuses, and the income tax benefits associated with the compensation expenses are expected to more than offset the employer portion of payroll taxes.

Transactions with Others

R Steve Creamer's son, Ryan Creamer, is employed by us as Vice President of Capital Projects, Logistics and Transportation. Ryan Creamer received aggregate compensation, including Equity Awards and performance-based compensation, of $215,292 in the year ended December 31, 2008.

R Steve Creamer's son, Tyson Creamer, is employed by us as Vice President of Business Development. Tyson Creamer received aggregate compensation, including Equity Awards and performance-based compensation, of $170,712 in the year ended December 31, 2008.

We have an agreement with Pat Creamer, R Steve Creamer's brother, for insurance brokerage services and 401(k) administrative services. Pat Creamer indirectly received $71,582 in commissions from EnergySolutions in the year ended December 31, 2008.

Procedures for Approval of Related Party Transactions

Our Audit Committee reviews and approves or ratifies all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants (other than compensation transactions approved by the Compensation Committee). Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with us.

In the course of its review and approval or ratification of a related party transaction, the Audit Committee will consider the nature of the related person's interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of transaction; the importance of the transaction to the related person; the importance of the transaction to us; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review is not permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

The policies and procedures for review, approval or ratification of related party transactions are set forth in the Audit Committee Charter.

Audit Committee Report

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited consolidated financial statements for the year ended December 31, 2008. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board with respect to Ernst & Young's independence, and the Audit Committee has discussed with Ernst & Young that firm's independence with respect to the Company. The Audit Committee has concluded that Ernst & Young's provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young's independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the year ended December 31, 2008 be included in the Company's Annual Report on Form 10-K for 2008.

This report is provided by the following directors, who comprise the committee:

David B. Winder, Committee Chair
E. Gail de Planque
Robert A. Whitman

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee was formed on November 20, 2007, the date of the completion of our initial public offering. Since that time the Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP. In accordance with the Audit Committee's pre-approval policy, the Audit Committee pre-approves all permissible non-audit services and all audit, review or attest engagements.

The following table presents fees billed for professional audit services and other services rendered to EnergySolutions by Ernst & Young LLP for the years ended December 31, 2008 and 2007 (in thousands of dollars):

	2008	2007
Audit fees (1)	$2,306	$4,256
Audit-related fees(2)	53	923
Tax fees (3)	768	3,069
All other fees (4)	—	7

Total	$3,127	$8,255

    (1) Audit fees include audits of consolidated financial statements, statutory audits, quarterly reviews, reviews of registration statement filings, comfort letters and consents related to SEC filings.
    (2) Audit-related fees include services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under "audit fees." These services include due diligence related to mergers and acquisitions, audits in connection with acquisitions and accounting consultations.
    (3) Tax fees include professional services related to preparation of certain U.S. and international tax filings and tax planning and advice.
    (4) All other fees include other services that do not meet the above category descriptions. The services in 2007 include certain permitted advisory services related to our government contracts.

Our Audit Committee has adopted restrictions on our hiring of any Ernst & Young partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the Company's financial statements. The Committee also requires key Ernst & Young partners assigned to our audit to be rotated at least every five years.

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2009, which will include an audit of the consolidated financial statements and of the effectiveness of the Company's internal control over financial reporting. Ernst & Young has audited the Company's financial statements since fiscal year 2004. For purposes of determining whether to select Ernst & Young as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for 2009, the Audit Committee conducted a thorough review of Ernst & Young's performance. The committee considered:

  •
  Ernst & Young's performance on the 2008 and 2007 audits, including the quality of the engagement team and the firm's experience, client service, responsiveness and technical expertise;

  •
  Ernst & Young's leadership, management structure, client and employee retention and compliance and ethics programs;

  •
  Ernst & Young's record against comparable accounting firms in various matters, such as regulatory, litigation and accounting matters;

  •
  the PCAOB report of selected Ernst & Young audits for the 2006 year;

  •
  the firm's financial strength and performance; and

  •
  the appropriateness of fees charged.

Ernst & Young representatives are expected to attend the 2009 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Our Board of Directors recommends a vote FOR the following proposal:

RESOLVED: that the selection by the Audit Committee of the Board of Directors of the firm of Ernst & Young LLP as the Company's independent registered accounting firm for the year 2009 is hereby ratified.

Proposal to Approve Offer to Purchase Certain Outstanding Options for Cash

Our Board of Directors has determined that it would be in the best interests of the Company and our stockholders, and recommends that stockholders approve, a one-time offer to purchase "underwater" options granted under our 2007 Plan before December 31, 2008. All options purchased by the Company pursuant to the option purchase program would be automatically cancelled, and shares subject to such cancelled options would become available for future awards under the terms of the 2007 Plan.

The price at which the Company would offer to purchase Eligible Options (as defined below) would be $0.50 per share subject to the options or, if greater, the value of the options determined using the Black-Scholes valuation methodology at the time the option program is initiated, up to a maximum of $0.75 per share.

Our Chief Executive Officer, our former Vice Chairman and our non-management directors do not hold options, and as such would not participate in the option purchase program. Other named executive officers hold options to purchase 1,827,000 shares which could be tendered pursuant to the option purchase program.

Our Board believes the option purchase program would enhance stockholder value by reducing our Equity Award "overhang" (that is, the number of shares subject to outstanding Equity Awards relative to the total number of shares of our common stock outstanding) through the cancellation of outstanding options, and by permitting the current recognition of the remaining compensation expense associated with the tendered options so that compensation expense associated with the tendered options would not be recognized in fiscal 2010 and beyond. The Company believes that the underwater options currently provide no meaningful retention or incentive value to employees and that the elimination of the options would enhance employee morale.

Stockholder approval is not required for the option purchase program under governing law or the NYSE Listing Rules; nevertheless, we are seeking stockholder approval for this proposed option purchase program because we believe it is good corporate governance practice. We will not implement the option purchase program unless it is approved by the holders of a majority of the shares voting on the proposal.

Reasons for the Option Purchase Program

Option grants have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees' efforts. We believe that to attract and retain highly qualified executive, technical and other personnel, we need to maintain competitive employee compensation and incentive programs.

During 2008, our stock price declined from $27.36 at the beginning of the year to $5.65 at year end. We believe that a portion of the decline reflects factors beyond our control, including general adverse economic conditions in the U.S. and globally and the sharp decline in prices in the U.S. equity markets since September 2008.

As a result of our stock price decline, options granted before December 31, 2008 are "underwater" (meaning the exercise prices of the options are higher than the current market price of our common stock). The weighted average exercise price per share of these options is $22.34, compared to a closing price for our common stock of $8.18 per share on March 19, 2009. None of the options granted under our 2007 Plan prior to December 31, 2008 has an exercise price of less than $10.00 per share. We believe that the underwater options do not currently provide meaningful retention or incentive value to our employees, but create an overhang to our stockholders of 5.6 million shares. In addition, these options resulted in a non-cash compensation expense to the Company of $9.1 million in 2008 and will result in an additional compensation expense in 2009 and future accounting periods as the rights under the options continue to vest.

When considering how best to retain and provide incentives to our employees holding underwater options, we considered several alternatives, including increasing cash compensation and/or granting additional Equity Awards. Increasing cash compensation would increase our compensation expenses, reduce our cash flow from operations and would not be regarded by employees as a long-term incentive if it were a "one-time" event. Making non-routine grants of additional options or restricted stock units at current market prices would increase our overhang. An option exchange program, where option holders would exchange the underwater options for new options with a strike price reflecting current market values, was also considered, but was not deemed as favorable because it could increase our compensation expense and be more dilutive than the option purchase program.

We determined that a program under which option holders could sell underwater options for cash was the most attractive alternative for two principal reasons:

  •
  Overhang Reduction.  In light of current stock market conditions, we believe that the underwater options do not have substantial employee retention value. Further, we believe that the overhang represented by the 5.6 million shares subject to underwater options may be adversely affecting, and may in the future adversely affect, the valuation of our common stock, as some valuation models give dilutive weight to shares subject to options without regard to the fact that such options are underwater and unlikely to be exercised. The option purchase program would reduce our overhang. If all Eligible Options are purchased, options to purchase 5.6 million shares will be cancelled, resulting in a net reduction in our fully diluted capitalization of approximately 5.9% as of December 31, 2008.

  •
  Recognition of Non-Cash Expense.  Pursuant to generally accepted accounting principles, we account for equity-based compensation awards to employees based on the fair value of the awards at the date of grant. During 2008, we recognized $9.1 million in compensation expense related to the 5.6 million options to purchase common stock outstanding as of December 31, 2008. If the option purchase program is not implemented, we expect to record compensation expense as a result of these outstanding options of $9.2 million in 2009, $9.2 million in 2010, $8.1 million in 2011 and $0.1 million in 2012. If all Eligible Options are purchased, the future compensation expense associated with the options will be recognized in the period of purchase and, as a result, these options would not result in an ongoing compensation expense for the Company in fiscal 2010 and beyond.

We rely on stock options and restricted stock grants in order to attract and retain talented technical and managerial employees. Competition for these persons is intense. We expect to continue to hire additional employees and believe that we will need to offer such employees Equity Awards as an important component of their total compensation. There are currently 10.4 million shares of common stock authorized for issuance under the 2007 Plan, of which 2.84 million are available for future grants as of March 19, 2009. Under the terms of the 2007 Plan, the shares subject to any options tendered in response to the offer will automatically return to the pool of shares available for future issuance under the 2007 Plan. Consequently, implementation of the option purchase program will increase the number of shares available for future Equity Awards without requiring an increase in the number of shares authorized under the 2007 Plan.

Description of the Option Purchase Program

Eligible Participants

For purposes of the option purchase program, we refer to persons holding Eligible Options as "Eligible Participants." Participation in the program would be voluntary. However, if an Eligible Participant elects to sell an Eligible Option, then all of the shares subject to such Eligible Option must be sold pursuant to the option purchase program. As of December 31, 2008, there were 258 Eligible Participants. The Board will have the authority, subject to regulatory requirements, to exclude executive officers or non-employees from the option purchase program and/or to exclude employees in non-U.S. jurisdictions if it determines that local law or other constraints makes the participation of employees in a certain country infeasible or impractical.

Our Chief Executive Officer, our former Vice Chairman and our non-employee directors do not hold options and as such would not participate in the option purchase program. Other named executive officers hold underwater options to purchase 1,827,000 shares which could be tendered pursuant to the option purchase program.

Purchase Price

Stock option valuation is complex, and depends on, among other factors, trading and exercise prices for the shares to which the options relate, volatility of trading prices, the term during which the option may be exercised and other factors. We use the Black-Scholes option valuation methodology for various purposes, including the calculation of the fair value of options granted to our executives reflected in the compensation information included in this proxy statement. Using this methodology, and based on our closing sale price of $8.18 per share on March 19, 2009, the weighted average fair value of the underwater options expected to be subject to the purchase program would be $0.18 per share. This value will change up to the purchase date as the price of our common stock and other assumptions included in the calculation change.

Our Board of Directors has determined that the price to be offered to purchase the underwater options should be $0.50 per option share or, if greater, the value of the options at the time of the initiation of the purchase program, based on the Black-Scholes methodology, to a maximum of $0.75 per option share. The $0.50 price is substantially higher than the Black-Scholes valuation of $0.18 per option share as of March 19, 2009, and could be higher than the value of the options at the time that the option purchase program commences. Using the applicable assumptions as of March 19, 2009, our stock price would have to exceed $10.44 per share in order for the weighted average fair value of the Eligible Options to exceed $0.50 per share. Our Board concluded that a price in excess of the Black-Scholes calculation is appropriate in order to induce option holders to sell their options. In reaching that conclusion, the Board considered various factors, including the fact that the options were granted within the last two calendar years, that the price for our shares has decreased substantially over a short period of time, and the total amount that would be paid to option holders, including certain named executive officers, under the program.

The Board reserves the right to increase the offered price up to $0.75 per share if the Black-Scholes value of the Eligible Options exceeds $0.50 per share. At $0.50 per option share, if all option holders tender their option shares, the total cash payout would be $2.8 million ($0.50 for each of the 5.6 million option shares). At $0.75 per share the total cash payout would be $4.2 million.

Eligible Options

Options outstanding under the 2007 Plan that were originally granted during 2007 or 2008 and that have not been exercised or have not expired by their terms, as such terms may be amended, as of the acceptance date of the offer (the "Eligible Options") will be eligible for purchase under the option purchase program. As of December 31, 2008, Eligible Participants were holding Eligible Options to purchase 5.6 million shares of our common stock, with a weighted average exercise price of $22.34 per share and a weighted average remaining term of 3.9 years. All Eligible Options that are not purchased by the Company as part of the option purchase program will remain outstanding and in effect in accordance with their existing terms.

Implementing the Option Purchase Program

We have not commenced the option purchase program and will not do so unless our stockholders approve this proposal. If we receive stockholder approval of the program, we presently intend to complete the program as promptly as practicable. However, the program may commence at any time prior to May 29, 2010, as determined by the Board. Even if the stockholders approve the program, the Board could determine not to implement the program. The Board will have the right to fix the purchase price within the permitted range of $0.50 to $0.75 per share and to set the other terms of the option purchase program at the time of the initiation of the program.

On commencement of the program, we will file the offer to purchase and other information with the SEC on Schedule TO. Each Eligible Participant should read the offer to purchase and other documents we file with the SEC when they are available since they will contain important information regarding the offer. When filed, these documents will be available free of charge from the SEC's website at www.sec.gov or from us by contacting John Rasmussen, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, (801) 649-2000.

Interests of Directors and Named Executive Officers in Option Purchase Program

Our Chief Executive Officer, our former Vice Chairman and our non-employee directors do not hold options and as such would not participate in the option purchase program. Set forth in the table below is a list of our current named executive officers who hold Eligible Options, together with information, as of March 19, 2009, regarding the number of Eligible Options held by them, the potential amount they would receive if they tendered all of their Eligible Options in the option purchase program, and the percentage of total Eligible Options represented by such Eligible Options held by each person.

Name(1)	Positions and Offices Held	Number of Shares Underlying Eligible Options Subject to Offer	Maximum Amount to be Received if all Eligible Options Held are Tendered ($)(2)	Percentage of Eligible Options Subject to Offer
Val J. Christensen	President	652,500	489,375	11.60%
Raul A. Deju	Chief Operating Officer	217,500	163,125	3.87%
Alan M. Parker	Former Executive Vice President and Chief Operating Officer	435,000	326,250	7.73%
Philip O. Strawbridge	Executive Vice President and Chief Financial Officer	522,000	391,500	9.28%
All Named Executive Officers as a Group		1,827,000	1,370,250	32.48%
(1)
The address of each named executive officer is c/o EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, and the telephone number of each named executive officer is (801) 649-2000.
(2)
Assumes a $0.75 per option share purchase price.

Expenses of the Program

If all of the 5.6 million Eligible Options are purchased in the option purchase program, the aggregate cost of purchasing the Eligible Options would range from $2.8 million to $4.2 million. In addition to the costs of purchasing Eligible Options, the Company expects to incur compliance and administrative costs of less than $100,000.

Accounting and Income Tax Consequences

The Company expects that the cost of purchasing the options in the option purchase program and the compensation charge that would have otherwise been associated with the future vesting of the options in subsequent years will be recognized as compensation expense in the period of the purchase. Administrative costs will also be recognized in the period incurred. Under SFAS No. 123(R), "Share-Based Payment," the Company is required to expense outstanding options as the options vest. Absent the option purchase program, the Company would recognize as compensation expense associated with the Eligible Options $9.2 million in 2009, $9.2 million in 2010, $8.1 million in 2011 and $0.1 million in 2012. To the extent that Eligible Options are purchased by the Company and cancelled pursuant to the option purchase program, the Company will recognize the compensation expense associated with future vesting in the period in which the options are purchased. The Company anticipates that non-cash compensation expense of $28.0 million associated with the future vesting will be recognized in 2009 if all Eligible Options at December 31, 2008 are purchased during fiscal 2009. A subsequent benefit of the option purchase program is expected to be a reduction in operating expense during fiscal 2010 through 2012, as a result of the reduction in compensation expense in those years associated with the options that are purchased.

As of December 31, 2008, the Company had a deferred tax asset of $3.5 million related to compensation expense recognized for book purposes in excess of compensation expense recognized for tax purposes for the Eligible Options. If all Eligible Options are purchased during fiscal 2009, the Company will be required to write off the deferred tax asset of $3.5 million plus any additional deferred tax asset recorded between January 1, 2009 and the date the options are purchased. In addition, the Company will receive no tax benefit for the non-cash compensation expense recognized related to the future vesting of the Eligible Options. The cash amounts we expend in the option purchase program are expected to be deductible by us for U.S. federal and state income tax purposes as compensation expense, and taxable as ordinary income to Eligible Holders who sell Eligible Options to us.

Potential Modification to Terms of Option Purchase Program to Comply with Governmental Requirements

The terms of the option purchase program will be described in an offer to purchase that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program's terms, it is possible that we will need to alter the terms of the program to comply with SEC requirements. In addition, we intend to make the program available to our employees who are located in certain countries outside of the U.S. where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or other reasons. The Board will retain the discretion to make any such necessary or desirable changes to the terms of the program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.

Discretionary Potential Modification to Terms of Option Purchase Program

The Board retains discretion to modify the stock purchase program in any way as long as the modifications do not increase the number of Eligible Participants, the number of Eligible Options or the offer price above $0.75 per share. Without limiting its discretion, the Board may elect to defer or delay the implementation of the program (subject to the May 29, 2010 implementation deadline) and/or to exclude employees in non-U.S. jurisdictions.

Program Participation

Because the decision whether to participate in the option purchase program is voluntary, we are not able to predict who or how many Eligible Participants will elect to participate, how many options will be surrendered for purchase or the overall cash cost or consequences of the program.

Effect on Stockholders

We are unable to predict the precise impact of the option purchase program on our stockholders because we are unable to predict how many Eligible Participants will tender their Eligible Options. As of March 19, 2009, there were outstanding an aggregate of 88,858,444 shares of common stock (including restricted stock awards) and options to purchase 7,040,430 shares of common stock, resulting in a fully diluted capitalization of 95,898,874 shares. Assuming all Eligible Options were purchased pursuant to the option purchase program, the number of outstanding options to purchase common stock would be reduced from 7,040,430 to 1,415,000 (and all other capitalization figures would remain unchanged), resulting in a fully diluted capitalization of 90,273,444 shares (approximately a 5.9% reduction).

Our Board of Directors recommends a vote FOR the proposal to approve an offer to purchase certain outstanding stock options for cash.

RESOLVED: that the Board of Directors be authorized, at any time prior to May 29, 2010, in its discretion and subject to such terms, conditions and limitations as it may deem appropriate, to commence and consummate an offer to purchase any number up to all of the stock options originally granted under the 2007 Plan during 2007 and 2008 at a purchase price of $0.50 per option share or, if greater, the Black-Scholes value of the options at the initiation of the offer, up to a maximum of $0.75 per option share.

Additional Information

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on December 31, 2009. Proposals should be addressed to Corporate Secretary, EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

Advance Notice Procedures

Under the Company's Bylaws, no business may be brought before an annual meeting by a stockholder unless written notice is delivered to the Company's Secretary (containing certain information specified in the Amended and Restated Bylaws about the stockholder and the proposed action) not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2010 Annual Meeting, between February 28, 2010 and March 30, 2010. However, in the event that the 2010 Annual Meeting is to be held on a date that is more than 30 days before or more than 60 days after May 29, 2010 (the first anniversary of the 2009 Annual Meeting), then such notice must be received no earlier than the 90th day and not later than the 60th day prior to the date of the 2010 annual meeting or the 10th day following the day on which public announcement of the date of the 2010 annual meeting is first made by the Company. These requirements are separate from the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement. Any notices should be sent to: Corporate Secretary, EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Voting Securities

Stockholders of record at the close of business on April 8, 2009, will be eligible to vote at the meeting. Our voting securities consist of our $0.01 par value common stock, of which                           shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of stockholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the independent inspectors of election and certain employees of EnergySolutions and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Vote Required for Election and Approval

The eight nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy. Under Delaware law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect on the outcome of matters to be voted on at the meeting.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the selection of the independent registered accounting firm; and (3) for the approval of the offer to purchase outstanding stock options for cash. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

Solicitation of Proxies

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2008 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Broadridge has been retained to assist in soliciting proxies and tabulating votes at a fee of approximately $12,000, plus distribution costs and other costs and expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires EnergySolutions' directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, EnergySolutions assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

Other than as set forth below, all filings required to be made by reporting persons during 2008 were timely made in accordance with the requirements of the Securities Exchange Act of 1934. A Form 4 for Dr. de Planque was due on November 18, 2008 in connection with a grant of restricted stock. The Form 4 was filed on December 16, 2008. A Form 3 for Mr. Beasley was due on October 10, 2008. The Form 3 was filed on October 31, 2008. A Form 4 for Mr. Beasley was due on October 3, 2008 in connection with a grant of restricted stock. The Form 4 was filed on December 16, 2008. A Form 4 for Mr. Whitman was due on August 4, 2008 in connection with a grant of restricted stock. The Form 4 was filed on December 16, 2008. A Form 4 for Mr. Winder was due on November 18, 2008 in connection with a grant of restricted stock. The Form 4 was filed December 16, 2008.

Stockholders of Record Requesting Copies of 2008 Annual Report

Stockholders who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2008 annual report to that account by writing to EnergySolutions Investor Relations, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, or calling (801) 649-2000.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of EnergySolutions stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2008 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2008 annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to EnergySolutions Investor Relations, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, or calling (801) 649-2000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2008 annual report may be viewed online under the Investor Relations tab, SEC Filings, at www.energysolutions.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your EnergySolutions stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

EnergySolutions, Inc.

c/o Proxy Services

P.O. Box 9142

Farmingdale, NY  11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 28, 2009.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by EnergySolutions in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EnergySolutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EnergySolutions, Inc.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.
Vote on Directors			For	Withhold	For All
1.	ELECTION OF DIRECTORS		All	All	Except
Nominees:
	01)	R Steve Creamer	☐	☐	☐
	02)	J. Barnie Beasley
	03)	Jordan W. Clements
	04)	E. Gail de Planque
	05)	J.I. “Chip” Everest
	06)	Lance L. Hirt
	07)	Robert A. Whitman
	08)	David W. Winder

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

3.	Proposal to approve and authorize the offer to purchase certain outstanding stock options for cash.	☐	☐	☐

4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

	For address changes and/or comments, please check this box and write them on the reverse side where indicated.			☐

		Yes		No

	Please indicate if you plan to attend this meeting.	☐		☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 29, 2009

The stockholder(s) hereby appoint(s) R Steve Creamer and Philip O. Strawbridge, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EnergySolutions, Inc. that the stockholder(s)) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 pm Eastern Time, on May 29, 2009, in the Colonial Room at the Renaissance Mayflower Hotel, 1127 Connecticut Avenue, NW, Washington, D.C. 20036, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S).  IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE